EXHIBIT 99.1

Gladstone Commercial Corporation Announces CFO Search

MCLEAN, Va., Sept. 26, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) today reported that Danielle Jones has resigned her position as Chief Financial Officer, effective November 1, 2016. The Company has begun the process to identify a highly qualified CFO to replace Ms. Jones and plans for an orderly transition.

Bob Cutlip, President, commented, “We wish Danielle the very best in her future endeavors. She has made significant contributions in facilitating the growth of our portfolio and the continuing improvement in our capital structure. She will be missed by the team. Fortunately our affiliated administrator that provides our accounting and administrative services continues to have strong REIT experience in accounting and public reporting and will be able to continue to provide a high quality of service until we fill the CFO position.”

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 97 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 17, 2016. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5878.